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                                  Exhibit 99.2

July 31, 2003

INFORMATION REGARDING TRIPLE-S, INC.'S TAX EXEMPTION

Dear  Shareholder:

We want to share with you the most recent news regarding Triple-S, Inc.'s tax exemption. As of today, the Treasury Department has announced that it is terminating the tax exemption that had been granted to the company. The Secretary of the Treasury Department announced his decision today jointly with the members of the Banking and Insurance Committee of the House of Representatives of Puerto Rico.

This decision is based on a new public policy that states that tax exemptions under Section 1101(6) of the Internal Revenue Code shall not apply to companies organized as a for profit corporations, which is Triple-S Inc.'s case.

As a result of this decision, we will pay the Treasury Department $51.7 million based on earnings accumulated until December 31, 2002, following what is stated in the Administrative Order of 1998 that ruled the conditions for Triple-S Inc.'s exemption.

We will use financing to make the first payment of $37 million to be made by today July 31, 2003. The credit line will be paid from the revenues generated by the business within the next few years. A second payment of $14.7 million corresponding to the remanent will be made in April 2004, as well as the amount to be paid by Triple-S, Inc. in taxes for the year 2003, which is estimated to be $15 million. In total the company will pay an estimated $66.7 million between July 2003 and April 2004.

As a result of our new tax status, Triple-S, Inc. will make changes in its investment portfolio strategy to take into account tax aspects. However, the amount paid as a result of the termination of the tax exemption will in no way alter its operations. Triple-S, Inc. will continue to offer the same services, plans and benefits. In addition, we will continue to honor our responsibility and commitment to the subscribers, providers, participants and employees in the same manner that we have done until now.

The Insurance Commissioner's Office has reviewed the Secretary's decision and has determined that "the termination will not have a significant impact on Triple-S, Inc.'s operations or financial condition, nor on its subscribers or providers, and neither, of course, will it have an adverse effect on the affiliates that are part of the Triple-S Group." In addition, we have consulted the decision with Blue Cross & Blue Shield Association in terms of the effect the payment would have on memberships standards. This organization has also concluded that the payment will not affect the company's capacity to operate nor will it have an effect on Triple-S, Inc.'s status as an independent member of the BCBSA. In other words, we continue to be a member of BCBSA.

Several factors have contributed to mitigate the effect of this payment. One of the most important is that the notification takes place after reporting a positive year and 2003 also seems to indicate a year of good results.

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I want to clearly state that we feel very confident in terms of the company's growth capacity to benefit you, our shareholders, our subscribers, participants and providers.

With this notification, we put an end to a period of uncertainty regarding the decision to be taken by the Government in terms of the tax exemption. Now, more than ever, we will concentrate all of our efforts in continuing to honor our service philosophy and our future growth.


Sincerely,




/s/ Dr. Fernando J. Ysern-Borras
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Dr. Fernando J. Ysern-Borras
Chairman
Board of Directors